EXHIBIT 5


                               Hale and Dorr LLP
                               Counsellors at Law
                  60 State Street, Boston, Massachusetts 02109



Hyde Athletic Industries, Inc.
Centennial Industrial Park
13 Centennial Drive
Peabody, Massachusetts 01960

     Re:  1993 Equity Incentive Plan
          --------------------------

Gentlemen:

     On your behalf, we have assisted in the preparation of a Registration Statement of Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 350,000 shares of Class B Common Stock of Hyde Athletic Industries, Inc., a Massachusetts corporation (the "Company"), issuable under the Company's 1993 Equity Incentive Plan, as amended (the "Plan").

     We have reviewed the Restated Articles of Organization and By-laws of the Company, each as amended, all material records of meetings of directors and stockholders of the Company and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that the shares of Class B Common Stock covered by the Registration Statement to be issued under the Plan have been duly authorized for issuance, and, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

                                   Very truly yours,


                                   /s/ Hale and Dorr LLP
                                   -------------------------------
                                   Hale and Dorr LLP